Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 13, 2014 with respect to the combined financial statements of Imperial Valley Solar 1 Holdings II, LLC incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-204033) and related Prospectus of TerraForm Power, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

June 17, 2015